EXHIBIT 23.1





                         Independent Auditors' Consent
                         -----------------------------



We consent to the incorporation by reference in the registration statements (No. 333-42460, 333-39922, 333-93607) on Form S-8 of Pivotal Corporation of our report dated March 22, 2002, except as to Note 13, which is as of November 22, 2002, with respect to the consolidated balance sheet of MarketFirst Software Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the year ended December 31, 2001, which report appears in the Form 8-K/A of Pivotal Corporation dated January 6, 2003.




/s/ KPMG LLP

Mountain View, California
January 6, 2003